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                                                                    Exhibit 99.1

NEWS RELEASE

                                                   [CORRPRO COMPANIES INC. LOGO]


COMPANY CONTACT                                           WORLD HEADQUARTERS
---------------                                           1090 Enterprise Drive
Robert Mayer                                              Medina, OH 44256
Chief Financial Officer                                   Phone (330) 723-5082
(330) 723-5082                                            Fax (330) 723-0694
                                                          www.corrpro.com



FOR IMMEDIATE RELEASE

                CORRPRO COMPLETES SALE OF MIDDLE EAST OPERATIONS

MEDINA, OHIO, JUNE 15, 2004--Corrpro Companies, Inc. (AMEX:CO), announced today the completion of the sale of its Middle East operations in a private transaction for an undisclosed amount. Corrpro sold the operations to Corrosion Technology Services LLC ("CTS") in a buyout led by local management. Al Nasser Holdings, a diversified holding company headquartered in Abu Dhabi, U.A.E., serving the region's oil and gas sector, power industry, other industrial and engineering companies, as well as fashion retailing markets, sponsored the management group. CTS will operate Corrpro Companies Middle East ("CCME") and related companies in the region.

"We remain dedicated to our valued client base. Customers who operate facilities in the region will continue to enjoy Corrpro's leading brand of products and services," commented Joseph P. Lahey, Chief Executive Officer and President of Corrpro. "Through mutually beneficial contractual arrangements, we have licensed CTS, CCME, and related companies in the region to distribute Corrpro's corrosion control products and services in various territories in the Middle East, India, and Northern Africa."

Corrpro, headquartered in Medina, Ohio, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. Factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.